EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3, filed with the Securities and Exchange Commission on or about September 19, 2007, of our report dated September 28, 2006 relating to the financial statements of EasyLink Services International Corporation, formerly known as Internet Commerce Corporation (the “Registrant”), as of and for the years ended July 31, 2006 and 2005, which appears in the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2006, as filed with the Securities and Exchange Commission on October 30, 2006.

We hereby consent to the filing of this Consent as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the prospectus, which is part of the Registration Statement.

Tauber & Balser, P.C.

/s/ Tauber & Balser, P.C.

Atlanta, Georgia
September 19, 2007